CONVERTED ORGANICS INC. CONTINUES TO STRENGTHEN MANAGEMENT TEAM WITH NEW BOARD APPOINTMENTS
AND PROMOTIONS

BOSTON, MA, March 13, 2008 — Converted Organics Inc. (NASDAQ: COIN, COINW, COINZ) today announced that is has further strengthened its management team with a combination of new appointments and promotions. These changes reflect the anticipated needs of the Company as it continues construction on its flagship Woodbridge, New Jersey plant, enhances its recently acquired California facility, plans for the development of a future Rhode Island site, and finalizes key commercial partnerships.

“Converted Organics’ growth continues on a very impressive trajectory,” said Edward J. Gildea, President and CEO of Converted Organics. “These additions and changes to our management team and Board of Directors will empower us to maximize our market opportunities and further advance our leadership position in the organic fertilizer industry. Change is inherent in a new organization, and we will continue to evolve as our infrastructure grows. We are fortunate to have high-quality, talented individuals with significant relevant experience available to direct and manage our change and growth. As we continue to develop the business and the markets for organic fertilizers, we will benefit from the knowledge and experience of this management team.”

Dave Allen, who joined Converted Organics in 2007, will continue in his position of Chief Financial Officer, and has accepted expanded responsibilities, including managing the administration functions of the Company as the Executive Vice President of Administration.

Rich Aleo, formerly Vice President of Market Development since 2007, has accepted the position of Executive Vice President of Sales and Marketing, with responsibility for all sales and marketing functions of the Company.

Peter Townsley, who recently accepted the position of Executive Vice President Chief Technology Officer as part of Converted Organics’ January, 2008 acquisition of United Organic Products, will become a member of the Company’s Board of Directors, and has agreed to put his years of experience to work for the Company heading up operations, science, technology, and product and process improvement. Peter fills the vacancy on the Board of Directors created by the resignation of William A. Gildea, Jr.

William A. Gildea. Jr., a Founder of the Company, resigned from the Board of Directors to make way for Mr. Townsley to be appointed to the Board. Mr. Gildea will stay affiliated with the company and head up its development activities. He will pursue the development of additional facilities, initially in Rhode Island and also in California, Washington, Oregon, Massachusetts, and New York, as well as in Canada. Mr. Gildea will also pursue other development opportunities as they arise.

About Converted Organics Inc.
Converted Organics (NASDAQ: COIN), based in Boston, MA, is dedicated to producing valuable all natural, organic soil amendment or fertilizer products through food waste recycling. The company uses proven, state-of-the-art technologies to create a product that helps grow healthier food and improve environmental quality. Converted Organics plans to sell and distribute its environmentally-friendly fertilizer products in the retail, turf management, and agribusiness markets.

Converted Organics’ fertilizer products will be produced in both a dry pellet and liquid concentrate. Converted Organics’ products have been tested in numerous field trials for more than a dozen crops with the result that, on average, the net value of the farmer’s crop increased 11-16%, depending on the particular crop and product application. This is due, in part, to the disease suppression characteristics of the product, which reduce or eliminate the need for other costly, often toxic, crop protection applications. Increased use of nitrogen in commercial agriculture and turf grass applications, such as golf courses, has reduced the soil’s ability to absorb nitrogen and other nutrients. Using the products produced by Converted Organics helps restore the soil by replenishing these micronutrients. This reduces the amount of nitrogen required in a virtuous cycle that benefits from long-term use. As a result, use of the product will reduce chemical run-off to streams, ponds and rivers, an objective with significant long term benefits to the environment.

The products have a long shelf life compared to many other organic fertilizers. In a number of lab and field trials, the liquid product has been shown to be effective in mitigating powdery mildew, a leaf fungus that effects most plants and grasses and restricts the flow of water and nutrients to the plant. The Company’s fertilizer products can be used on a stand-alone basis or in combination with more traditional fertilizers and crop protection products. Converted Organics expects to benefit from increased regulatory focus on organic waste processing and on environmentally-friendly growing practices.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors” in the prospectus, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

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CONTACT: PR Financial Marketing
Jim Blackman: 713-256-0369
jim@prfmonline.com